Exhibit 23.4
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Registration Statement of U-Store-It Trust on Form S-l1 filed under Rule 462(b), which incorporates by reference the Registration Statement on Form S-11, as amended, of U-Store-It Trust (File No. 333-128261) and the Prospectus of U-Store-It Trust related thereto, of our reports dated July 29, 2005, August 5, 2005, August 31, 2005, and September 2, 2005 related to the Summary of Historical Information Relating to Operating Revenues and Certain Operating Expenses for Selected Storage Facilities of Ford Storage, A-l Storage, Clifton Storage and Texas Storage Portfolio, respectively for the year ended December 31, 2004, appearing in the Prospectus, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ The Schonbraun McCann Group, LLC

Roseland, New Jersey
October 3, 2005